Exhibit 10.1

April 29, 2014

Robert W. McMahon

Dear Robert,

I am delighted to welcome you to Hologic. You are joining a company with a tradition of excellence in providing innovative solutions to the field of women’s health. I am pleased to offer you the position of Chief Financial Officer reporting to Steve MacMillan, Chief Executive Officer. Please note that all offers are contingent based upon successful completion of references and a background check.

Start Date

Your start date will be on May 26, 2014.

Salary

Your biweekly base salary for this position will be $17,307.69 (equivalent to $450,000 on an annualized basis).

Relocation

You are eligible to submit relocation expenses for reimbursement up to $200,000. This value is pending the determination of issues relating to the sale of your home. As such, the relocation reimbursement may exceed $200,000; Hologic will work with you to agree upon the final reimbursement amount with the understanding that any increase in the amount beyond $200,000 will be in Hologic’s sole discretion. All relocation benefits will be grossed up for taxes. A formalized Relocation Assistance Plan is forthcoming. Additionally, you will be provided temporary housing at Hologic’s expense in advance of your relocation to the Marlborough area.

Benefit Plans and Programs

You will be eligible to participate in Hologic’s benefit programs. Please note that all insurance plans, benefits, as well as Company policies and procedures are subject to change without notice. You will have five (5) weeks of vacation time per year. You will have a car allowance of $650 per month. Details on all benefit programs will be provided during your first week of employment, Each year you will be eligible for additional Long Term Incentive Awards commensurate with your role as Chief Financial Officer, as determined by the Board of Directors.

Stock Options

As part of Hologic’s Long Term Incentive Program, you will be granted an option to purchase shares of currently authorized Company stock which will be subject to the terms and conditions set forth in Hologic’s standard stock option agreement with the value of $700,000. The stock option grant, which we believe will represent a valuable equity position in Hologic, will have a grant price based on Hologic’s closing price (listed on the NASDAQ) on your first day of employment (grant date).

Hologic, Inc. 250 Campus Drive, Marlborough, MA 01752 USA
Main: +1.508.263.2900 Fax: +1.508.263.2957 www.hologic.com

This option will vest at a rate of 20% per year, the first 20% vesting one year from the grant date (100% vested five years from the grant date). A detailed stock option agreement will be provided to you following the start of your employment.

Restricted Stock Units

As part of Hologic’s Long Term Incentive Program, you will be awarded a Restricted Stock Unit grant upon hire with the value of $700,000. This grant will be subject to the terms and conditions set forth in Hologic’s standard RSU agreement. The RSU grant, which we believe will represent a valuable equity position in Hologic, will vest at a rate of 25% per year, the first vesting one year from the award data (100% vested 4 years from your first day of employment). A detailed RSU agreement will be provided to you following the start of your employment.

Accelerated Sign-On Award

If your first day of employment is on or before May 26, 2014, you will be awarded a one-time special bonus of $393,750 payable within 14 days of your first day of employment. This one-time award is to replace an award from your prior employer in order to accelerate your joining Hologic. You understand and agree that if you voluntarily terminate employment or your employment is ended for Cause (as those terms are defined in your Severance and Change of Control Agreement), within twelve (12) months from your hire date, you hereby agree to repay Hologic, within 30 days of termination, the one-time special bonus on a pro-rated share, beginning as of month one (1) and the obligation will be reduced each month, or portion thereof that you worked for Hologic, by one/twelfth of the cost. If your employment is terminated at any time by Hologic without Cause, or by you for Good Reason, you will not have a repayment obligation under this paragraph.

Short-Term Incentive Plan (STIP)

You are eligible to participate in Hologic’s Short-Term Incentive Plan, with a target incentive opportunity in fiscal year 2014 of 75% of base salary. Plan funding is based on company financial performance, and payouts are based on a combination of company financial achievement and individual achievement. A threshold level of corporate financial achievement is required for any payments to be made. The Short-term Incentive Plan is measured and paid at the conclusion of the fiscal year. Any payout for the current fiscal year will be pro-rated to reflect your tenure in this position. Please note that all compensation plans and programs are subject to change or cancellation without notice, and any Short-term Incentive payment will be subject to the terms and conditions of the Plan.

Deferred Compensation Plan (DCP)

You will be eligible for participation in the company’s DCP. You will receive a summary of this benefit as well as online account set up instructions directly from Fidelity shortly. You may enroll during the annual enrollment period in the late fall to defer from your regular base salary and/or annual bonus during the following calendar year. In the meantime, you should elect your desired distribution option for any Employer Retention Contribution that you may be eligible to receive. This election should be made within 30 days of becoming eligible (hire/promotion date).

Proof of Right to Work

In accordance with federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such

Hologic, Inc.    250 Campus Drive, Marlborough, MA 01752 USA    Main: +1.508.263.2900    Fax: +1.508.263.2957    www.hologic.com

documentation must be provided to the Company within three (3) business days of your hire date. Hologic, Inc. utilizes E-Verify, an internet-based program operated by the Department of Homeland Security in partnership with Social Security Administration to verify every employee’s eligibility to work.

At Will Employment

Your relationship with Hologic will be one of employment at will; employment is not for any specific term and may be terminated by either you or Hologic at any time, for any reason with or without prior notice. Additionally, the Company requires you to verify that your employment at Hologic does not and will not breach any agreements entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please provide us with a copy of any such agreements.

Non-Compete/Confidentiality/Proprietary Agreements

You have disclosed to Hologic that you are bound by a formal non-competition, confidentiality and proprietary agreement with your previous employer, Johnson & Johnson. You have provided a copy of that document to Hologic prior to Hologic extending this offer, and Hologic has determined to extend this offer to you based upon its own legal determination that nothing in your prior agreement with Johnson & Johnson would preclude you from working for Hologic as its Chief Financial Officer. In the event your employment with the Hologic results in a claim (whether through arbitration or court) by Johnson & Johnson, or any parent, successor or affiliate (collectively “Johnson & Johnson”), alleging that you have breached any covenant of your employment, non-competition, confidentiality and proprietary agreements between you and Johnson & Johnson that have been provided to Hologic for review, Hologic shall indemnify you and hold you harmless for any expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred, including all attorney’s fees. Hologic shall advance reasonable attorneys’ fees and costs incurred by you to defend against such action.

Your employment with Hologic is contingent upon you signing the Employee Intellectual Property Rights and Non-Competition Agreement, as well as the securing of satisfactory reference and background checks. As such your acceptance of this offer shall also serve as your consent to Hologic conducting all such background checks.

This offer is valid through May 22, 2014 and requires a response on or before that date.

Confidentiality

You agree to follow the Company’s policy that employees must not disclose, either directly or indirectly, any confidential information, including any of the terms of this agreement to any person including other employees of the Company. You may however discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with services, and to your current employer, to the extent required by any current agreements you have with Johnson & Johnson to do so upon your termination of employment.

Hologic, Inc.    250 Campus Drive, Marlborough, MA 01752 USA    Main: +1.508.263.2900    Fax: +1.508.263.2957    www.hologic.com

Please confirm your acceptance of this offer and the terms and conditions as described herein by executing the attached copy of this letter and the Employee Intellectual Property Rights and Noncompetition Agreement.

We believe that joining Hologic is truly an ideal opportunity for you to move to the next step in your career. You will be in a position to significantly influence Hologic’s growth and success. We are confident you will find working at Hologic an exciting and worthwhile venture.

Congratulations!

Sincerely,	Accepted:	/s/ Robert W. McMahon
Robert McMahon

Holly Lynch	Date:	5/8/14
Senior Vice President, Human Resources

Hologic, Inc.    250 Campus Drive, Marlborough, MA 01752 USA    Main: +1.508.263.2900    Fax: +1.508.263.2957    www.hologic.com